Exhibit 99.02

OGE Energy Corp. Names Sheila Talton to Board of Directors

OKLAHOMA CITY - OGE Energy Corp.(NYSE: OGE) today announced that Sheila G. Talton has been appointed to the company's Board of Directors effective as of the board's next regularly scheduled meeting in September. Ms. Talton's term will expire at the company's annual shareowners meeting scheduled for May 2014, at which time she will stand for re-election by the company's shareowners.

"Sheila will be a great addition to the OGE board," said Pete Delaney, OGE Energy chairman and CEO. "Sheila's expertise in the information technology area brings an important perspective to the boardroom in light of our smart grid implementation. She is a thought-leader in helping organizations increase value through breakthrough applications of technology. We look forward to Sheila's contribution to our efforts to further leverage technology to improve the utility customer experience and drive operational efficiency."

Ms. Talton, 60, currently serves as president and CEO of Gray Matter Analytics, a consultancy offering data analytics and predictive modeling services and solutions to organizations in the financial services and health care industries. Prior to founding Gray Matter, she served in a variety of leadership positions with global technology leaders Cisco Systems Inc. and Electronic Data Systems as well as other leading technology firms.

Ms. Talton, a graduate of the Northern Illinois University, also serves on the boards of Wintrust Financial Corporation (NASDAQ; WIFC) and ACCO Brands (NYSE: ACCO). She is a Congressional appointee on the U.S. White House Women's Business Council. She also has been recognized as one of the 'Top 10 Women in Technology' by Enterprising Women and as 'Entrepreneur of the Year' by the National Federation of Black Women Business Owners. She also serves on the boards of several nonprofit organizations including Chicago's Northwestern Hospital Foundation, the Chicago Shakespeare Theater and the Chicago Urban League.

OGE Energy is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility serving more than 800,000 customers in Oklahoma and western Arkansas. In addition, OGE holds 50 percent of the general partner interest created by the combination of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.